Exhibit 8.2

Skadden, Arps, Slate, Meagher & Flom llp
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March 17, 2010	PARIS
SÃO PAULO
SHANGHAI
SINGAPORE
SYDNEY
TOKYO
TORONTO
VIENNA
The Managing and Supervisory
Boards of Directors of James Hardie Industries SE
Atrium, 8th floor
Strawinskylaan 3077
1077 ZX Amsterdam, The Netherlands
Re:	James Hardie Industries SE
Ladies and Gentlemen:
          We have acted as special United States tax counsel to James Hardie Industries N.V., a public limited liability corporation registered in The Netherlands (the “Company”), in connection with the registration of 102,000,000 ordinary shares, par value €0.59 per share (the “Securities”), of James Hardie Industries SE (the “Issuer”) as a result of the transformation of the Company from a public limited liability corporation organized in The Netherlands (Naamloze Vennootschap (NV)) to a European Company (Societas Europaea (SE)) pursuant to the merger of a newly-formed subsidiary of the Company incorporated in Ireland with and into the Company. In that capacity, we previously rendered our opinion to the Company concerning material United States federal income tax consequences of each of Stage 1 and Stage 2 of the Proposal (as defined in the Prior Registration Statement, described below). At your request, we are rendering our opinion concerning material United States federal income tax consequences of Stage 2 of the Proposal (as defined in the Registration Statement, described below). At this time, Stage 1 has been implemented and the shareholder vote to approve the implementation of Stage 2 is pending. All capitalized terms used but not defined herein shall have the meanings ascribed to them in the Registration Statement.
          In the above capacity, we have reviewed (i) the registration statement on Form F-4 (File No. 333-160177) relating to the Securities filed by the Company on July 20, 2009 with the Securities and Exchange Commission under the Securities Act of 1933 (the “Prior

The Managing and Supervisory
Boards of Directors of James Hardie Industries SE
March 17, 2010

Registration Statement”), (ii) the registration statement on Form F-4 relating to the Securities filed by the Issuer on March 17, 2009 with the Securities and Exchange Commission under the Securities Act of 1933 (the “Registration Statement”), (iii) the officer’s certificate delivered by James Hardie to us for the purposes of this opinion (the “Officer’s Certificate”), and (iv) such other documents as we have deemed necessary or appropriate in order to enable us to render the opinion below.
          For purposes of our opinion, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, photostatic or electronic copies, and the authenticity of the originals of such latter documents. We have assumed that such documents, certificates, and records are duly authorized, valid, and enforceable. Where documents have been provided to us in draft form, we have assumed that the final executed versions of such documents will not differ materially from such drafts.
          In rendering our opinion, we have relied upon statements and representations made by the Issuer (including in its capacity as the successor to the Company), including the Officer’s Certificate, and have assumed that such statements and representations are, and as of the date of consummation of Stage 2 of the Proposal will be, true without regard to any qualifications as to knowledge and belief. We have further assumed that (i) Stage 2 of the Proposal will be consummated in accordance with the description in the Registration Statement and none of the material terms or conditions contained therein have been or will be waived or modified in any respect, (ii) such other documents, certificates and records and statements as to factual matters contained in the Registration Statement are true, correct and complete and will continue to be true, correct and complete through the date that implementation for Stage 2 of the Proposal is completed, and (iii) the Registration Statement accurately describes the business operations and the anticipated future operations of the Company. Our opinion is conditioned upon, among other things, the initial and continuing accuracy and completeness of the facts, information, covenants, representations and warranties provided or made by the Company, including those set forth in the Officer’s Certificate.
          Our opinion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, pertinent judicial authorities, published opinions and administrative pronouncements of the Internal Revenue Service, income tax treaties to which the United States is a party, and such other authorities as we have considered relevant, all as in effect and available on the date of the Registration Statement and all of which are subject to change or differing interpretations, possibly with retroactive effect. A change in any of the authorities upon which our advice is based could affect our conclusions herein. There can be no assurance, moreover, that our opinion will be accepted by the Internal Revenue Service or, if challenged, by a court.
          Based solely upon and subject to the foregoing, including the representations set forth in the Officer’s Certificate, we are of the opinion that under current United States federal

The Managing and Supervisory
Boards of Directors of James Hardie Industries SE
March 17, 2010

income tax law (i) Stage 2 of the Proposal will be treated as a reorganization within the meaning of Section 368(a)(1)(F) of the Code, and (ii) neither the Issuer nor any US Holder will recognize gain or loss for US federal income tax purposes by reason of the Issuer implementing Stage 2.
          Except as set forth herein, we express no opinions or views regarding the U.S. federal income tax consequences of the Proposal or any other transaction related to the Proposal.
          This opinion is expressed as of the date hereof, and we are not under any obligation to supplement or revise our opinion to reflect any legal developments or factual matters arising subsequent to the date hereof or the impact of any information, document, certificate, record, statement, representation, covenant, or assumption relied upon herein that hereafter becomes incorrect or untrue. In addition, any changes to either the Registration Statement or the other documents referred to above could affect our conclusions herein.
          We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in such Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission.
Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP